Pilgrim's Pride Reports Results for Third Quarter of Fiscal 2012
GREELEY, Colo., October 26, 2012 - Pilgrim's Pride Corporation (NYSE: PPC) reported its third quarter 2012 results with net sales of $2.1 billion and Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $103 million. The Company recognized net income of $42.9 million during the third quarter of 2012, resulting in net income of $0.17 per diluted share. This compares to a net loss of $162.5 million, or an adjusted loss of $0.72 per diluted share in the same quarter of the prior year. Net debt was reduced to $1.1 billion in the period, reflecting a year-to-date reduction in net debt of $317.1 million.
“Our execution of the strategy implemented during the past 18 months has provided for vast improvement in our results, even in an uncertain and volatile environment,” explained Bill Lovette, Pilgrim's Chief Executive Officer.
“Notwithstanding a year-over-year increase of $109 million in feed costs, the positive change in our net income for the first three quarters of 2012 is a swing of $672 million compared to 2011, owing to cost and yield improvements, pricing strategy changes, enhanced sales mix and a reduction of $24.6 million in SG&A costs.”
“Even with rapidly increasing input costs impacting our live inventories, we demonstrated effective management of working capital that resulted in positive cash flows. This, together with our successful rights offering and focus on managing our core business, delivered a year-to-date reduction in net debt of $317.1 million, and culminated in a solid liquidity position of $671.5 million, with our lowest net debt position in over five years.”
Conference Call Information
A conference call to discuss Pilgrim's quarterly results will be held today at 7:00 a.m. Mountain (9 a.m. Eastern). Participants are encouraged to pre-register for the conference call using the link below. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.
To pre-register, go to:
http://services.choruscall.com/links/ppc121026.html

You may also reach the pre-registration link by logging in through the investor section of our website at www.pilgrims.com and clicking on the link under “Upcoming Events.”

For those who would like to join the call but have not pre-registered, access is available by dialing +1 (877) 270-2148 within the US or +1 (412) 902-6510 internationally and requesting the “Pilgrim's Pride Conference.”  Please note that to submit a question to management during the call, you must be logged in via telephone.

Replays of the conference call will be available on Pilgrim's website approximately two hours after the call concludes and can be accessed through the “Investor” section of www.pilgrims.com. The webcast will be available for replay through January 26, 2013.

About Pilgrim's Pride

Pilgrim's employs approximately 38,000 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico. The Company's primary distribution is through retailers and foodservice distributors.

Forward-Looking Statements

Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally; the ability to execute the Company's business plan to achieve desired cost savings and profitability; future pricing for feed ingredients and the Company's products; outbreaks of avian influenza or other diseases, either in Pilgrim's Pride's flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim's Pride's products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources; restrictions imposed by, and as a result of, Pilgrim's Pride's leverage; changes in laws or regulations affecting Pilgrim's Pride's operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause the costs of doing business to increase, cause Pilgrim's Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim's Pride's largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channel, including exports into Russia, the anti-dumping proceeding in Ukraine and the anti-dumping and countervailing duty proceeding in China; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in the Company's Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim's Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:    Rosemary Geelan, Investor Relations
Pilgrim's Pride Corporation
Rosemary.geelan@pilgrims.com
(970) 506-8192

PILGRIM'S PRIDE CORPORATION
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 23,	September 25,	September 23,	September 25,
	2012	2011	2012	2011
	(In thousands)		(In thousands)

Net sales	$2,068,478	$1,891,224	$5,931,720	$5,706,390
Costs and expenses:
Cost of sales	1,962,343	1,953,611	5,571,431	5,864,810
Operational restructuring charges	—	—	—	3,305

Gross profit (loss)	106,135	(62,387)	360,289	(161,725)

Selling, general and administrative expense	41,782	51,197	131,477	156,073
Administrative restructuring charges, net	2,647	11,472	5,921	12,740

Operating income (loss)	61,706	(125,056)	222,891	(330,538)

Interest expense	25,260	27,930	78,430	82,863
Interest income	(256)	(323)	(886)	(1,311)
Foreign currency transaction losses (gains)	(7,701)	13,925	(5,417)	11,235
Miscellaneous, net	413	(3,728)	(272)	(6,236)

Income (loss) before income taxes	43,990	(162,860)	151,036	(417,089)
Income tax expense (benefit)	1,049	(60)	(656)	(6,462)

Net income (loss)	42,941	(162,800)	151,692	(410,627)
Less: Net income (loss) attributable to noncontrolling interests	10	(284)	230	790

Net income (loss) attributable to Pilgrim’s Pride Corporation	$42,931	$(162,516)	$151,462	$(411,417)

Weighted average shares of common stock outstanding:
Basic	258,726	224,996	247,005	224,996
Diluted	258,837	224,996	247,103	224,996

Net income (loss) per share of common stock outstanding:
Basic	$0.17	$(0.72)	$0.61	$(1.83)
Diluted	$0.17	$(0.72)	$0.61	$(1.83)

PILGRIM’S PRIDE CORPORATION
Consolidated Balance Sheets

	September 23	December 25,
	2012	2011
	(Unaudited)
	(In thousands)

Cash and cash equivalents	$55,030	$41,609
Restricted cash and cash equivalents	4,526	7,680
Investment in available-for-sale securities	—	157
Trade accounts and other receivables, less allowance for doubtful accounts	367,854	349,222
Account receivable from JBS USA, LLC	8,170	21,198
Inventories	979,243	879,094
Income taxes receivable	64,944	59,067
Prepaid expenses and other current assets	54,884	52,350
Assets held for sale	28,826	53,816

Total current assets	1,563,477	1,464,193

Investment in available-for-sale securities	—	497
Deferred tax assets	71,099	71,099
Other long-lived assets	48,931	57,921
Identified intangible assets, net	39,803	44,083
Property, plant and equipment, net	1,196,964	1,241,752

Total assets	$2,920,274	$2,879,545

Accounts payable	$320,004	$328,864
Account payable to JBS USA, LLC	6,280	11,653
Accrued expenses and other current liabilities	310,463	281,797
Current deferred tax liabilities	79,319	79,248
Current maturities of long-term debt	15,619	15,611

Total current liabilities	731,685	717,173

Long-term debt, less current maturities	1,151,127	1,408,001
Note payable to JBS USA Holdings, Inc.	—	50,000
Other long-term liabilities	144,746	145,941

Total liabilities	2,027,558	2,321,115

Common stock	2,590	2,143
Additional paid-in capital	1,641,783	1,443,484
Accumulated deficit	(692,483)	(843,945)
Accumulated other comprehensive loss	(62,222)	(46,070)

Total Pilgrim’s Pride Corporation stockholders’ equity	889,668	555,612

Noncontrolling interest	3,048	2,818

Total stockholders’ equity	892,716	558,430

Total liabilities and stockholders' equity	$2,920,274	$2,879,545

PILGRIM’S PRIDE CORPORATION
SELECTED FINANCIAL INFORMATION
(UNAUDITED)

NOTE: “EBITDA” is defined as the sum of income (loss) from continuing operations plus interest, taxes, depreciation and amortization. “Adjusted EBITDA” is defined as the sum of EBITDA plus restructuring charges, reorganization items and loss on early extinguishment of debt less net income attributable to noncontrolling interests. EBITDA is presented because it is used by management and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of results prepared in conformity with accounting principles generally accepted in the US (“GAAP”), to compare the performance of companies. We believe investors would be interested in our Adjusted EBITDA because this is how our management analyzes EBITDA from continuing operations. The Company also believes that Adjusted EBITDA, in combination with the Company's financial results calculated in accordance with GAAP, provides investors with additional perspective regarding the impact of certain significant items on EBITDA and facilitates a more direct comparison of its performance with its competitors. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP. They should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 23,	September 25,	September 23,	September 25,
	2012	2011	2012	2011
	(In thousands)		(In thousands)

Net income (loss) from continuing operations	$42,941	$(162,800)	$151,692	$(410,627)

Add:
Income tax expense (benefit)	1,049	(60)	(656)	(6,462)
Interest expense, net	25,004	27,607	77,544	81,552
Depreciation and amortization	36,431	53,631	108,408	159,425
Minus:
Amortization of capitalized loan costs	2,469	2,515	7,405	7,008

EBITDA	102,956	(84,137)	329,583	(183,120)

Add:
Restructuring charges	2,647	11,472	5,921	12,740
Minus:
Net income (loss) attributable to noncontrolling interest	10	(284)	230	790
Adjusted EBITDA	$105,593	$(72,381)	$335,274	$(171,170)